CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form N‐14 of our report dated October 27, 2022, relating to the financial statements of Range Cancer Therapeutics ETF (formerly Loncar Cancer Immunotherapy ETF) and Loncar China BioPharma ETF, each a series of ETF Series Solutions, for the year ended August 31, 2022, and to the references to our firm under the headings “Independent Registered Public Accounting Firm”, “Experts”, “Appendix A – Agreement and Plan of Reorganization”, and “Appendix C – Financial Highlights” in the Information Statement/Prospectus.

COHEN & COMPANY, LTD.
Milwaukee, Wisconsin
July 28, 2023